LOAN AGREEMENT

LOAN AGREEMENT (this “Agreement”) dated as of March 2, 2009, by and among Airborne, Inc., a New York corporation (the “Borrower”), FirstFlight, Inc., a Nevada corporation (the “Lender”) John H. Dow, an individual (“J. Dow”), and Daphne Dow, an individual (“D. Dow” and together with J. Dow the “Shareholders”).

WITNESSETH:

WHEREAS, the Borrower has requested that the Lender make loans (each, a “Loan” and collectively, the “Loans”) to the Borrower in the aggregate principal amount of Seven Hundred Fifty Thousand Dollars ($750,000), the proceeds of which will be used for working capital and other general corporate purposes of the Borrower;

WHEREAS, the parties hereto have entered into a Share Exchange Agreement dated as of the date hereof pursuant to which the Shareholders agreed to exchange all of the capital stock of the Lender owned by the Shareholders for all of the capital stock of the Borrower owned by the Lender (collectively, the “Exchange”);

WHEREAS, in consideration for the Lender making the Loans to the Borrower and agreeing to the Exchange, the Borrower has agreed to make certain payments to the Lender hereunder;

WHEREAS, the Lender is willing to make the Loans and the Exchange, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the covenants and promises herein contained, the parties agree as follows:

ARTICLE I:  AGREEMENT FOR THE LOAN

Section 1.1    Loans.  Subject to the terms and conditions of this Agreement, the Lender agrees to make Loans without interest to the Borrower as follows:  (a) a Loan in the amount of $500,000 in a single advance on the Closing Date (as hereinafter defined); and (b) a Loan in the amount of $250,000 in a single advance on the Execution Cuts Date (as hereinafter defined), and the Borrower agrees to borrow the same from the Lender.  “Execution Cuts Date” means the date on which the Borrower shall have presented to the Lender the Borrower’s reasonably detailed agreement setting forth reductions in the Borrower’s operating expenditures that will yield Eight Hundred Thousand and 00/100ths Dollars ($800,000.00) in annual savings.

ARTICLE II:  FINANCING TERMS

Section 2.1    Promissory Notes.  The Loans shall be evidenced by a Promissory Note in the form of Exhibit A hereto (the “Note”) delivered by the Borrower to the Lender in the aggregate principal amount of the Loan.

Section 2.2    Monthly Payments.

(a)           Beginning the first day of September, 2009 and continuing the first day of each and every month thereafter until July 31, 2015 the Borrower shall pay to the Lender the sum of TEN THOUSAND FIVE HUNDRED and 00/100ths DOLLARS ($10,500.00).  Beginning the first day of August, 2014 and continuing the first day of each month thereafter the monthly payment shall be reduced to EIGHT THOUSAND and 00/100ths DOLLARS ($8,000.00).  The Lender shall first apply the payments to the reduction of the outstanding principal balance of the Loan.  Once the entire aggregate principal amount of the Loan has been paid in full the Lender shall apply the payments reduction in the principal balance of a One Million and 00/100ths Dollar ($1,000,000.00) Line of Credit Note on Demand dated September 10, 2008 between the Lender as borrower thereunder and Five Star Bank (the “Line of Credit”). The Lender shall not charge the Borrower any interest on the Line of Credit.

Section 2.3    Payment Upon a Sale of the Borrower.

(a)           Repayment.  The Borrower and the Shareholder, whichever is the recipient of the Net Proceeds of the Sale of the Company, shall repay the Lender in full upon the closing of a Sale of the Company the aggregate principal amount of all of the Loans and Line of Credit outstanding on such date up to the amount of the Net Proceeds (calculated before payment of the Loans and Line of Credit under this Section 2.3(a)) of such Sale of the Company.  “Sale of the Company” means the sale of any securities of the Borrower by any Shareholder or other shareholder of the Borrower and any sale of the Borrower (whether by merger, consolidation, recapitalization, reorganization, sale of securities, sale of assets or otherwise) in one transaction or series of related transactions to person or entity not an Affiliate, directly or indirectly, of the Shareholders or the Borrower pursuant to which such person or entity (together with its Affiliates) (i) acquires from the Borrower, the Shareholders or any other shareholder of the Borrower (A) any securities of the Borrower or (B) all or substantially all of the Borrower’s assets, or (ii) is the surviving entity or owns capital stock of the surviving entity of any merger, consolidation, recapitalization or reorganization involving the Borrower (in such event the parties shall negotiate in good faith the amount of the Net Proceeds).

(b)           In addition to repayment of the Loans and Line of Credit required pursuant to Section 2.3(a), in the event of a Sale of the Company prior to the five (5) year anniversary of the date hereof the Borrower and, in the event of a sale of securities of the Borrower, the selling shareholders of the Borrower shall pay to the Lender, and the Lender shall be entitled to receive, twenty percent (20%) of the Net Proceeds of such Sale of the Company.  “Net Proceeds” means with respect to any Sale of the Company, the proceeds thereof paid to the Borrower and its shareholders net of (i) reasonable brokerage commissions and other reasonable fees and expenses (including without limitation reasonable fees and expenses of legal counsel and accountants and reasonable fees, expenses and discounts or commissions of underwriters, placement agents and investment bankers) related to such Sale of the Company and (ii) provisions for all taxes payable as a result of such Sale of the Company; provided, however, that if such Sale of the Company is a sale of all or substantially all of the Borrower’s assets the calculation of Net Proceeds shall also be net of amounts required to repay the Loans, Line of Credit,  and amounts required to be applied to the repayment of all other indebtedness and liabilities of the Borrower.

(c)           In addition to repayment of the Loans and Line of Credit required pursuant to Section 2.3(a), in the event of a Sale of the Borrower after the five (5) year anniversary of the date hereof the Borrower and, in the event of a sale of securities of the Borrower, the selling shareholders of the Borrower shall pay to the Lender, and the Lender shall be entitled to receive, ten percent (10%) of the Net Proceeds of such Sale of the Borrower.

(d)           Each Shareholder agrees that it will not, directly or indirectly, sell, transfer, assign or otherwise dispose of any capital stock of the Borrower or any interest therein unless the person or entity receiving such capital stock agrees in writing to be bound by the terms of this Agreement as a Shareholder.  Any attempt by any Shareholder to make transfer of capital stock of the Borrower in violation of this Agreement shall be null and void.  Each certificate representing Restricted Securities shall be endorsed with the following legends and such other legends as may be required by applicable state securities laws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOAN AGREEMENT, DATED AS OF MARCH 2, 2009, AS SUCH AGREEMENT MAY BE AMENDED, RESTATED OR MODIFIED FROM TIME TO TIME, AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE PROVISIONS THEREOF AND ANY TRANSFEREE OF THESE SECURITIES SHALL BE SUBJECT TO THE TERMS OF SUCH AGREEMENT..”

Section 2.4    Manner and Time of Payment.  All payments by the Borrower hereunder shall be made without defense, set off or counterclaim, and in same day funds and delivered to the Lender on the date due at the addresses indicated for the Lender in Exhibit A hereto for the account of the Lender.  Funds received by the Lender or the Shareholders after that time shall be deemed to have been paid by the Borrower on the next succeeding business day.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a business day, the payment shall be made on the next succeeding business day and such extension of time shall be included in the computation of the payment of interest hereunder.

Section 2.5    Use of Proceeds.  Proceeds of the Loans shall be used only for working capital and other general corporate purposes of the Borrower.

Section 2.6    Financial Statements and Reports.

(a)           Books and Records.  The Borrower shall at all times maintain correct and complete books and records in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP to the extent applicable and set aside on its books all such proper accruals and reserves as shall be required under GAAP.  The Borrower shall provide the Lender with reasonable access to its books and records and shall furnish to the Lender any reports provided by the Borrower to any other institutional lender.

(b)           Quarterly Statements.  As soon as available, and in any event within forty-five (45) days after the end of each respective quarterly fiscal period (except the last) of each fiscal year of the Borrower, the Borrower shall deliver to the Lender copies of the balance sheets of the Borrower as of the end of such quarterly fiscal period, and the related statements of income and cash flows of the Borrower for such quarterly fiscal period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail, and certified by the chief financial officer of the Borrower, as being true and correct in all material respects and, except for the lack of notes, as having been prepared in accordance with GAAP, subject to year-end audit adjustments.

(c)           Annual Statements.  As soon as available and in any event within one hundred twenty (120) days after the close of each respective fiscal year of the Borrower, the Borrower shall deliver to the Lender copies of the balance sheets of the Borrower as of the close of such fiscal year and the related statements of income and cash flows of the Borrower for such fiscal year, in each case, setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and accompanied by (i) an opinion thereon of independent public accountants of the Borrower to the effect that such financial statements have been prepared in accordance with GAAP and fairly present the financial conditions and results of operations of the Borrower and (ii) such accountant’s management letter.

Section 2.7    Debt Subordination.  This Agreement is subject to the terms and conditions of (i) a Debt Subordination Agreement of even date by and among the Borrower, the Lender, and Five Star Bank and (ii) a Loan Agreement of even date by and among Borrower, Lender, Five Star Bank, and certain affiliated entities identified as Guarantors therein, copies of both the Debt Subordination Agreement and Loan Agreement are incorporated herein by reference.

ARTICLE III:  MISCELLANEOUS PROVISIONS

Section 3.1    Notices.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service against receipt, mailed by certified or registered mail, return receipt requested, or sent by confirmed telecopy, as follows:

(a)	if to the Borrower:

Airborne, Inc.
236 Sing Sing Road
Horseheads, NY 14845
Facsimile No.: (607) 796-5573
Attention:  John Dow

(b)	if to the Lender, to.

FirstFlight, Inc.
101 Hangar Road
Avoca, Pennsylvania 18641
Facsimile No.: (570) 414-0517
Attention:  Ron Ricciardi

With a copy to:

Wachtel & Masyr, LLP
110 East 59th Street
New York, New York 10022
Facsimile No.: (212) 371-0320
Attention:  William B. Wachtel

Section 3.2    Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of law principles which might indicate the applicability of the laws of any other State.

Section 3.3    Severability.  If any part of this Agreement is contrary to, prohibited by, or deemed invalid under any applicable law of any jurisdiction, such provision shall, as to such jurisdiction, be inapplicable and deemed omitted to the extent so contrary, prohibited, or invalid, without invalidating the remainder hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 3.4    Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument, and all signatures need not appear on any one counterpart.

Section 3.5    Benefit of Agreement.  This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns; provided, however, that the Borrower shall not assign or transfer any interest or delegate any duty hereunder without the prior written consent of the Lender.  The Lender shall have the absolute right to assign or transfer any interest herein or in the other Credit Documents, including, without limitation, the right to sell participation interests in the Loan.

Section 3.6    Further Documentation.  The parties hereto agree that,  from time to time after the Closing Date, the Borrower shall execute and deliver to the Lender such further document or documents as the Lender may reasonably request and which is or are necessary or desirable in order to confirm or further evidence the respective obligations of the Borrower and/or the rights and privileges of the Lender under this Agreement or the other Credit Documents, or carry out the intent of the parties under this Agreement or the other Credit Documents.

Section 3.7    Waivers; Amendments.  Any term, covenant, agreement or condition of this Agreement or the other Credit Documents may be amended or waived, and any departure therefrom may be consented to, if, but only if, such amendment, waiver or consent is in writing and is signed by the Lender and by the Borrower.  Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.

Section 3.8    No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 3.9    Entire Agreement.  This Agreement and the other Credit Documents embody the entire agreement among Borrower, the Guarantors and the Lender and supersede all prior agreements, representations and understandings, if any, relating to the subject matter hereof.

IN WITNESS WHEREOF, the authorized representatives of the parties have executed this agreement as of the date first written above.

FIRSTFLIGHT, INC.

By:	/s/ Ronald J. Ricciardi
Name: Ronald J. Ricciardi
Title: Vice Chairman

AIRBORNE, INC.

By:	/s/ John H. Dow
Name: John H. Dow
Title: President